UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

GUANWEI RECYCLING CORP.
(Exact name of registrant as specified in charter)

Nevada
(State of incorporation or organization)	(IRS Employer Identification No.)

Rong Qiao Economic Zone Fuqing City Fujian Province People’s Republic of China	300500
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange of which each class is to be registered
Common Stock, par value $0.001	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), check the following box.  ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-149013

Securities to be registered pursuant to Section 12(g) of the Act:  N/A

Item 1.  Description of Registrant’s Securities to be Registered

The following is a summary of the material terms of the common stock, par value $0.001 per share (“Common Stock”) of Guanwei Recycling Corp., a Nevada corporation (the “Registrant”).  This summary is subject to and qualified in its entirety by the Registrant’s Articles of Incorporation, as amended, and the Registrant’s Bylaws, as amended, and by the applicable provisions of Nevada law.

Each outstanding share of Common Stock entitles the holder thereof to one vote per share on all matters submitted to a stockholder vote.  Holders of Common Stock do not have cumulative voting rights.  Holders of Common Stock representing a majority of the voting power of the Registrant’s capital stock issued and outstanding and entitled to vote are necessary to constitute a quorum at any meeting of stockholders.  A vote by the holders of a majority of the outstanding Common Stock is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Registrant’s Articles of Incorporation.

Although there are no provisions in the Registrant’s Articles of Incorporation or Bylaws that may delay, defer or prevent a change in control, the Registrant could, after receiving stockholder approval, issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of Common Stock are entitled to share in all dividends that the Registrant’s Board of Directors, in its discretion, declares from legally available funds.

In the event of liquidation, dissolution or winding up, each outstanding share of Common Stock entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock.

Holders of Common Stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Common Stock.

Item 2.  Exhibits

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are listed by The NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

GUANWEI RECYCLING CORP.

Date: April 14, 2010	By:	/s/ Chen Min
Chief Executive Officer and Chairman of the Board of Directors